Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

November 22, 2019

Organogenesis Holdings Inc.

85 Dan Road

Canton, Massachusetts 02021

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We are counsel to Organogenesis Holdings Inc., a Delaware corporation (the “Company”), and are providing this opinion in connection with the offer and sale of up to 10,350,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share, pursuant to the Company’s prospectus dated September 23, 2019 and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), and the Company’s prospectus supplement dated November 21, 2019 and filed with the Commission pursuant to Rule 424(b) under the Securities Act (together, the “Prospectus”), both of which form part of the Company’s Registration Statement on Form S-3 (Registration No. 333-233621) initially filed with the Commission on September 4, 2019 (as amended, the “Registration Statement”).

We are familiar with the proceedings of the Board of Directors of the Company on August 6, 2019 and November 8, 2019 and its Pricing Committee on November 21, 2019 in connection with the authorization, issuance and sale of the Shares. We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

The opinion expressed below is limited to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as set forth in the Prospectus, will be validly issued, fully paid and non-assessable.

Organogenesis Holdings Inc.

November 22, 2019

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

FOLEY HOAG LLP

By:	/s/ Stacie S. Aarestad
a Partner